UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2009 (August 5, 2009)
MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona	85283

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 894-6311
None

(Former name or former address, if changed since last report)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Item 9.01 Exhibits
SIGNATURES
EX-99.1

Item 2.02. Results of Operations and Financial Condition
On August 5, 2009, Mobile Mini, Inc. issued a press release announcing its financial results for the quarter ended June 30, 2009. A copy of the press release is furnished as Exhibit 99.1 to this report.
The press release includes the financial measures “EBITDA”, “EBITDA margin” and “free cash flow.” These measurements may be deemed a “non-GAAP financial measure” under rules of the Securities and Exchange Commission, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.
EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA margin is calculated by dividing consolidated EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present EBITDA and EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and that it provides an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate in effect after June 30, 2009. We include EBITDA in the earnings announcement to provide transparency to investors. EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.
Free cash flow is defined as net cash provided by operating activities, less net cash used in investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.
A reconciliation of EBITDA to net cash provided by operating activities and net income to EBITDA, as well as a reconciliation of net cash provided by operating activities to free cash flow, follows. These reconciliations are in thousands and include effects of rounding:

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	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Reconciliation of EBITDA to net cash provided by operating activities:

EBITDA	$33,611	$20,354	$73,040	$49,814
Interest paid	(11,573)	(3,712)	(27,702)	(6,990)
Income and franchise taxes paid	(728)	(327)	(872)	(429)
Share-based compensation expense	1,660	1,376	3,281	2,364
Gain on sale of lease fleet units	(2,934)	(1,603)	(5,779)	(3,094)
Loss on disposal of property, plant and equipment	11	—	36	29
Changes in certain assets and liabilities, net of effect of business acquired:
Receivables	5,836	(4,898)	17,563	(2,264)
Inventories	1,209	(3,067)	1,639	(3,570)
Deposits and prepaid expenses	2,105	357	2,435	900
Other assets and intangibles	(260)	4,430	(441)	99
Accounts payable and accrued liabilities	(2,701)	7,701	(16,364)	4,682

Net cash provided by operating activities	$26,236	$20,611	$46,836	$41,541

Reconciliation of net income to EBITDA:
Net income	$5,227	$4,861	$13,693	$15,519
Interest expense	14,966	6,419	30,207	12,564
Provision for income taxes	2,984	3,327	8,453	10,315
Depreciation and amortization	10,434	5,747	20,687	11,416

EBITDA	$33,611	$20,354	$73,040	$49,814

Reconciliation of free cash flow:
Net cash provided by operating activities	$26,236	$20,611	$46,836	$41,541
Net cash provided by (used in) investing activities, excluding acquisitions	75	(13,864)	1,519	(30,339)

Free cash flow	$26,311	$6,747	$48,355	$11,202

In accordance with general instruction B.2 to Form 8-K, information in this Item 2.02 and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of such section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.
Item 9.01 Exhibits
(d)	Exhibits.
99.1	Registrant’s press release, dated August 5, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.
Dated: August 5, 2009	/s/ Mark E. Funk
	Name:	Mark E. Funk
	Title:	Executive Vice President and Chief Financial Officer

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